Exhibit 99.2

ALPINE IMMUNE SCIENCES, INC.

CONDENSED BALANCE SHEETS

(In thousands, except share and per share amounts)

	June 30, 2017	December 31, 2016
	(unaudited)
Assets
Current assets:
Cash and cash equivalents	$31,104	$11,819
Prepaid expenses and other current assets	585	36

Total current assets	31,689	11,855
Restricted Cash	132	—
Property and equipment, net	860	740

Total assets	$32,681	$12,595

Liabilities, convertible preferred stock, and stockholders’ deficit
Current liabilities:
Accounts payable	$470	$127
Accrued liabilities	1,005	170
Income taxes payable	62	66
Deferred revenue	533	2,008
Deferred rent, current portion	40	33
Warrant liability	53	—

Total current liabilities	2,163	2,404
Deferred rent, long-term portion	93	113
Long-term debt	4,948	—

Total liabilities	7,204	2,517

Commitments and contingencies

Convertible preferred stock, $0.0001 par value per share; 22,081,852 shares authorized at June 30, 2017 and December 31, 2016; 7,966,311 and 4,311,770 shares issued and outstanding at June 30, 2017 and December 31, 2016, respectively; aggregate liquidation preference of $32,250 and $11,583 at June 30, 2017 and December 31, 2016, respectively	32,201	11,535

Stockholders’ deficit:
Common stock, $0.0001 par value per share; 46,500,000 shares authorized at June 30, 2017 and December 31, 2016; 666,154 and 608,701 shares issued and outstanding at June 30, 2017 and December 31, 2016, respectively	—	—
Additional paid-in capital	464	144
Accumulated deficit	(7,188)	(1,601)

Total stockholders’ deficit	(6,724)	(1,457)

Total liabilities, convertible preferred stock and stockholders’ deficit	$32,681	$12,595

The accompanying notes are an integral part of these condensed financial statements.

F1

ALPINE IMMUNE SCIENCES, INC.

CONDENSED STATEMENTS OF OPERATIONS AND COMPREHENSIVE INCOME (LOSS)

(In thousands, except share and per share amounts)

	Three Months Ended June 30,		Six Months Ended June 30,
	2017	2016	2017	2016
	(unaudited)
Revenues:
Collaboration revenue	$738	$738	$1,475	$1,475

Total revenues	738	738	1,475	1,475

Operating expenses:
Research and development	2,308	399	4,166	820
General and administrative	2,067	255	2,940	475

Total operating expenses	4,375	654	7,106	1,295

Income (loss) from operations	(3,637)	84	(5,631)	180
Other income:
Interest expense	(1)	—	(1)	—
Interest income	40	5	45	9

Income (loss) before taxes	(3,598)	89	(5,587)	189
Income tax expense	—	—	—	—

Net income (loss) and comprehensive income (loss)	$(3,598)	$89	$(5,587)	$189

Basic and diluted net income (loss) attributable to common stockholders	$(3,598)	—	$(5,587)	$—

Basic and diluted net income (loss) per share attributable to common stockholders	$(5.40)	$0.00	$(8.71)	$0.00

Weighted-average shares used to compute basic and diluted net income (loss) per share attributable to common stockholders	666,154	539,900	641,138	518,400

The accompanying notes are an integral part of these condensed financial statements.

F2

ALPINE IMMUNE SCIENCES, INC.

CONDENSED STATEMENTS OF CASH FLOWS

(In thousands)

	Six Months Ended June 30,
	2017	2016
	(unaudited)
Operating activities
Net income (loss)	$(5,587)	$189
Adjustments to reconcile net income (loss) to net cash used in operating activities:
Depreciation and amortization	101	10
Stock-based compensation and warrant expense	299	44
Changes in operating assets and liabilities:
Prepaid expenses	(549)	—
Accounts payable	343	15
Deferred revenue	(1,475)	(1,475)
Accrued liabilities and income tax payable	831	93
Deferred rent and other	(12)	—

Net cash used in operating activities	(6,049)	(1,124)

Investing activities
Purchases of property and equipment	(221)	(159)

Net cash used in investing activities	(221)	(159)

Financing activities
Proceeds from sale of preferred stock	20,666	10,973
Proceeds from borrowings	5,000	—
Proceeds from exercise of stock options and common stock warrants	21	51

Net cash provided by financing activities	25,687	11,024

Net increase in cash and cash equivalents and restricted cash	19,417	9,741
Cash and cash equivalents and restricted cash, beginning of period	11,819	5,423

Cash and cash equivalents and restricted cash, end of period	$31,236	$15,164

Supplemental Information
Discount in connection with issuance of debt	$428	$—

The accompanying notes are an integral part of these condensed financial statements.

F3

ALPINE IMMUNE SCIENCES, INC.

NOTES TO FINANCIAL STATEMENTS

(Information as of June 30, 2017 and for the three and six months ended June 30, 2017 and 2016 is unaudited)

1. Description of the Business

Alpine Immune Sciences, Inc. (the Company, Alpine, we, us or our) is focused on discovering and developing modern, protein-based immunotherapies targeting the immune synapse to treat cancer, inflammation, and other diseases. Our proprietary scientific platform uses a process known as directed evolution, or an iterative scientific engineering process purposefully conducted to “evolve” a protein towards a particular therapeutic function to create therapeutics potentially capable of modulating native human immune system proteins. In our pre-clinical animal studies, our platform has proven capable of identifying novel molecules, including single domains capable of modulating multiple targets. We were incorporated on December 30, 2014 under the laws of the State of Delaware and are headquartered in Seattle, Washington.

Reverse Merger and Subscription Agreement

On April 18, 2017, we entered into a Merger Agreement with Nivalis Therapeutics, Inc., a public biotechnology company, and one of its wholly-owned subsidiaries pursuant to which, the subsidiary merged with and into Alpine, with Alpine continuing as a wholly owned subsidiary of Nivalis and the surviving corporation of the merger. The merger is intended to qualify for federal income tax purposes as a tax-free reorganization under the provisions of Section 368(a) of the Internal Revenue Code of 1986, as amended. At the closing of the merger, each outstanding share of our capital stock (common stock and preferred stock) was converted into the right to receive shares of Nivalis common stock (subject to the payment of cash in lieu of fractional shares and after giving effect to a 1:4 reverse stock split of Nivalis common stock) such that, immediately following the effective time of the merger, preexisting Nivalis stockholders, optionholders and warrantholders owned, or held rights to acquire, approximately 26% of the fully-diluted common stock of Nivalis, which changed its name to Alpine Immune Sciences, Inc. following the completion of the merger and Alpine’s preexisting stockholders, optionholders and warrantholders owned, or held rights to acquire approximately 74% of the fully-diluted common stock. The issuance of the shares to our pre-existing stockholders was registered under the Securities Act of 1933, as amended, pursuant to a registration statement on Form S-4 (No. 333-218134) (the “Registration Statement”) that was declared effective by the Securities and Exchange Commission (the “SEC”) on June 6, 2017.

Contemporaneously with the execution and delivery of the Merger Agreement certain of our pre-existing stockholders entered into a Subscription Agreement with us pursuant to which such stockholders purchased, immediately prior to the closing of the merger, 1,335,118 shares of our capital stock at a purchase price of $12.74 per share for an aggregate purchase price of approximately $17.0 million.

The merger and the subscription described above were consummated on July 24, 2017.

Exchange Ratio

At the effective time of the merger, each share of Alpine’s common stock and preferred stock was converted into the right to receive 0.4969 shares of Nivalis’ common stock, adjusted to account for the Nivalis reverse stock split. All issued and outstanding stock and per share amounts contained in the financial statements have been retroactively adjusted to reflect this exchange ratio for all periods presented.

2. Summary of Significant Accounting Policies

Basis of Presentation and Use of Estimates

The accompanying unaudited condensed financial statements have been prepared in accordance with the rules and regulations of the SEC and generally accepted accounting principles in the United States of America (“GAAP”). The preparation of financial statements in conformity with GAAP requires management to make judgments, estimates and assumptions that affect the amounts reported in the unaudited condensed financial statements and accompanying notes. We base our estimates and assumptions on historical experience when available and on various factors that we believe to be reasonable under the circumstances. Actual results could differ materially from those estimates. The results of our operations for the three and six months ended June 30, 2017 are not necessarily indicative of the results to be expected for the full year.

F4

Unaudited Interim Financial Information

The accompanying unaudited condensed financial statements as of June 30, 2017, and for the three and six months ended June 30, 2017 and 2016 and the related interim information contained within the notes to the condensed financial statements are unaudited. The unaudited interim condensed financial statements have been prepared on the same basis as the audited financial statements and in the opinion of management, reflect all normal recurring adjustments necessary for a fair statement of our financial position for the interim periods presented. The accompanying unaudited condensed financial statements should be read in conjunction with our audited financial statements and accompanying notes for the years ended December 31, 2015 and 2016, as filed with the SEC in the Registration Statement.

Unless indicated otherwise, all amounts presented in financial tables are presented in thousands, except for per share and par value amounts.

Derivative Financial Instruments

We evaluate all of our financial instruments, including issued stock purchase warrants, to determine if such instruments are derivatives or contain features that qualify as embedded derivatives. For derivative financial instruments that are accounted for as liabilities, the derivative instrument is initially recorded at its fair value and is then re-valued at each reporting date, with changes in the fair value reported in the statement of operations. We use the Black-Scholes option-pricing model to value the derivative instruments at inception and subsequent valuation dates. The classification of derivative instruments, including whether such instruments should be recorded as liabilities or as equity, is re-assessed at the end of each reporting period. We do not use derivative instruments to hedge exposures to cash flow, market, or foreign currency risks.

Fair Value Measurements

Cash, cash equivalents and restricted cash are recorded at cost, which approximates fair value. Additionally, accounts payable and accrued expenses approximate fair value because of the short-term nature of these financial instruments.

Fair value is defined as the exchange price that would be received for an asset or paid to transfer a liability, or an exit price, in the principal or most advantageous market for the asset or liability in an orderly transaction between market participants on the measurement date. Valuation techniques used to measure fair value must maximize the use of observable inputs and minimize the use of unobservable inputs. The three-tier fair value hierarchy, which prioritizes the inputs used in measuring fair value, is as follows:

Level 1: Quoted prices in active markets for identical assets or liabilities.

Level 2: Observable inputs other than Level 1 prices, such as quoted prices for similar assets or liabilities, quoted prices in markets that are not active, or other inputs that are observable or can be corroborated by observable market data for substantially the full term of the assets or liabilities.

Level 3: Unobservable inputs that are supported by little or no market activity and that are significant to the fair value of the assets or liabilities.

We had no assets measured using Level 1, Level 2 or Level 3 inputs at June 30, 2017 or December 31, 2016. We had cash of $0 and $11.8 million as of June 30, 2017 and December 31, 2016, respectively. We had cash equivalents of $31.1 million as of June 30, 2017 and no cash equivalents as of December 31, 2016. We had a level 3 liability related to a warrant liability, which had an estimated fair value of $53,000 as of June 30, 2017. See Note 7 for further discussion of our warrant liability.

Revenue Recognition

We derive our revenue from collaboration and licensing agreements. We recognize revenue when each of the following four criteria is met: (1) persuasive evidence of an arrangement exists; (2) products have been delivered or services have been rendered; (3) the sales price is fixed or determinable; and (4) collectability is reasonably assured.

F5

We recognize revenue under our License and Research Agreement (the “Collaboration Agreement”) with Kite Pharma, Inc. (“Kite”) in accordance with the guidance on multiple element arrangements. Multiple elements or deliverables may include (1) grants of, or options to obtain, intellectual property licenses; (2) research and development services; and/or (3) manufacturing or supply services. Payments typically received under these arrangements include one or more of the following: non-refundable upfront license fees, option exercise fees, payment for research and/or development efforts, amounts due upon the achievement of specified objectives, and/or royalties on future product sales.

The evaluation of multiple-element arrangements requires management to make judgments about (1) the identification of deliverables, (2) whether such deliverables are separable from other aspects of the contractual relationship, (3) the estimated selling price of each deliverable, and (4) the expected period of performance for each deliverable. To determine the units of accounting under a multiple-element arrangement, management evaluates certain separation criteria, including whether the deliverables have stand-alone value, based on the relevant facts and circumstances for each arrangement. Management then estimates the selling price for each unit of accounting and allocates the arrangement consideration to each unit using the relative selling price method. The allocated consideration for each unit of accounting is recognized based on the method most appropriate for that unit of account and in accordance with the revenue recognition criteria detailed above. If there are deliverables in an arrangement that are not separable from other aspects of the contractual relationship, they are treated as a combined unit of accounting, with the allocated revenue for the combined unit recognized in a manner consistent with the revenue recognition criteria applicable to the final deliverable in the combined unit. Payments received prior to satisfying the relevant revenue recognition criteria are recorded as deferred revenue in the accompanying balance sheets and recognized as revenue when the related revenue recognition criteria are met.

The Collaboration Agreement provides for non-refundable milestone payments. We recognize revenue that is contingent upon the achievement of a substantive milestone in its entirety in the period in which the milestone is achieved. A milestone is considered substantive when the consideration payable to us for such milestone (1) is consistent with our performance necessary to achieve the milestone or the increase in value to the collaboration resulting from our performance, (2) relates solely to our past performance and (3) is reasonable relative to all of the other deliverables and payments within the arrangement. In making this assessment, we consider all facts and circumstances relevant to the arrangement, including factors such as the scientific, regulatory, commercial and other risks that must be overcome to achieve the milestone, the level of effort and investment required to achieve the milestone and whether any portion of the milestone consideration is related to future performance or deliverables.

We will periodically review the estimated performance periods under the Collaboration Agreement – which provides for non-refundable upfront payments and fees. We will adjust the periods over which revenue should be recognized when appropriate to reflect changes in assumptions relating to the estimated performance periods. We could accelerate revenue recognition in the event of early termination of programs or if our expectations change. Alternatively, we could decelerate revenue recognition if programs are extended or delayed. While such changes to our estimates have no impact on our reported cash flows, the timing of revenue recorded in future periods could be materially impacted.

Comprehensive Income (Loss)

Comprehensive income (loss) is comprised of net income (loss) and certain changes in equity that are excluded from net income (loss). There was no difference between comprehensive income (loss) and net income (loss) for the three and six months ended June 30, 2017 and 2016.

Net Income (Loss) Per Share

We compute net income (loss) per share attributable to common stockholders using the two-class method required for participating securities. We consider our convertible preferred stock to be participating securities. In accordance with the two-class method, earnings allocated to these participating securities, which include participation rights in undistributed earnings, are subtracted from net income to determine total undistributed earnings to be allocated to common stockholders. Net loss is not allocated to participating securities as there is no contractual obligation to share in net losses.

F6

Basic net income (loss) per share attributable to common stockholders is computed by dividing net income (loss) attributable to common stockholders by the weighted-average number of common shares outstanding during the period. All participating securities are excluded from basic weighted-average common shares outstanding. In computing both basic net income (loss) per share attributable to common stockholders and diluted net income (loss) per share attributable to common stockholders, undistributed earnings are re-allocated to reflect the potential impact of dilutive securities, including stock options and warrants. Diluted net income (loss) per share attributable to common stockholders is computed by dividing net income (loss) attributable to common stockholders by the weighted-average number of common equivalent shares outstanding for the period. Diluted net income (loss) per share attributable to common stockholders includes any dilutive effect from outstanding stock options and warrants using the treasury stock method.

The common stock issuable upon the conversion or exercise of the following dilutive securities has been excluded from the diluted net loss per share attributable to common stockholders calculation because their effect would have been antidilutive for the periods presented:

	June, 30, 2017	June 30, 2016
	(unaudited)
Convertible preferred stock	7,966,311	—
Options to purchase common stock	1,180,076	—
Common stock warrants to purchase common stock	12,422	—
Preferred stock warrants to purchase common stock	7,069	—

Total	9,165,878	—

The following is a reconciliation of the numerator (net income or loss) and the denominator (number of shares) used in the calculation of basic and diluted net income (loss) per share attributable to common stockholders (in thousands, except share amounts):

	Three Months Ended June 30,		Six Months Ended June 30,
	2017	2016	2017	2016
Numerator	(unaudited)
Net income (loss)	$(3,598)	$89	$(5,587)	$189
Less: Allocation of undistributed earnings to participating securities	—	(89)	—	(189)

Basic and diluted net income (loss) attributable to common stockholders	$(3,598)	$—	$(5,587)	$—

Denominator
Shares used in computing basic and diluted net income (loss) per share attributable to common stockholders	666,154	539,900	641,138	518,400

In connection with the closing of the merger and after taking into account exchange rate, all preferred stock outstanding at the time of the merger were automatically converted into common stock.

Recently Issued Accounting Pronouncements

In May 2014, the Financial Accounting Standards Board (“FASB”) issued Accounting Standards Update (“ASU”) No. 2014-09, Revenue from Contracts with Customers, as amended, which amends the guidance for revenue recognition to replace numerous industry specific requirements. ASU 2014-09, as amended, implements a five-step process for customer contract revenue recognition that focuses on transfer of control, as opposed to transfer of risk and rewards. ASU 2014-09, as amended, also requires enhanced disclosures regarding the nature, amount, timing, and uncertainty of revenues and cash flows from contracts with customers. Other major provisions include ensuring the time value of money is considered in the transaction price, and allowing estimates of variable consideration to be recognized before contingencies are resolved in certain circumstances. ASU 2014-09, as amended, is effective for reporting periods beginning after December 15, 2017. Early adoption is permitted, but not before December 15, 2016. Entities can transition to the standard either retrospectively or as a cumulative-effect adjustment as of the date of adoption. We are currently expecting to use the modified retrospective method to adopt this standard and are continuing to assess all of the potential impacts of the new standard on our financial statements and related disclosures, although we do not expect the implementation to have a material impact.

F7

In August 2014, the FASB issued ASU No.2014-15, Disclosures of Uncertainties about an Entity’s Ability to Continue as a Going Concern. Under the new guidance, management is required to assess an entity’s ability to continue as a going concern and to provide related footnote disclosures in certain circumstances. The provisions of this standard are effective for annual periods ending after December 31, 2016, and for annual and interim periods thereafter. We adopted this guidance this year and management believes that our existing cash and cash equivalents are sufficient to fund our operations and we do not consider the Company a going concern.

In February 2016, the FASB issued ASU No. 2016-02, Leases. ASU 2016-02 requires a lessee to separate the lease components from the non-lease components in a contract and recognize in the statement of financial position a liability to make lease payments (the lease liability) and a right-of-use asset representing its right to use the underlying asset for the lease term. It also aligns lease accounting for lessors with the revenue recognition guidance in ASU 2014-09. ASU 2016-02 is effective for fiscal years beginning after December 15, 2018, including interim periods within those fiscal years, and is to be applied at the beginning of the earliest period presented using a modified retrospective approach. We are continuing to evaluate the effect that the standard will have on our financial statements and related disclosures.

In August 2016, the FASB issued ASU No. 2016-15 which provides new guidance on the classification of certain cash receipts and payments in the statement of cash flows. The new guidance is intended to reduce diversity in practice in how certain transactions are classified in the statement of cash flows. We will be required to adopt the new guidance beginning with the first fiscal quarter of 2018; early adoption is permitted. We are currently assessing the impact that the new guidance will have on our condensed statements of cash flows.

In November 2016, the FASB issued ASU No. 2016-18 that relates to restricted cash. The new guidance requires amounts generally described as restricted cash and restricted cash equivalents to be included with cash and cash equivalents when reconciling the beginning-of-period and end-of-period total amounts shown on the statement of cash flows. This guidance is required to be adopted beginning with the first fiscal quarter of 2018; early adoption is permitted. We adopted this guidance effective June 30, 2017, which required us to include restricted cash within the beginning and ending balance of cash and cash equivalents for the six-month period ended June 30, 2017. We had no restricted cash prior to this date, thus we were not required to revise prior period statements of cash flows. The adoption of this guidance does not impact our financial position or results of operations.

In May 2017, the FASB issued ASU No. 2017-09 to provide clarity and reduce both diversity in practice and cost and complexity when applying the guidance in Compensation—Stock Compensation (Topic 718) about a change to the terms and conditions of a share-based payment award. The amendments in this update provide guidance about which changes to the terms or conditions of a share-based payment award require an entity to apply modification accounting in Topic 718. The amendments in this update are effective for annual periods, including interim periods within those annual periods, beginning after December 15, 2017. Early adoption is permitted, and applied prospectively to modifications that occur on or after the adoption date. We are currently reviewing and evaluating this recent update and plan to adopt on the required adoption date. For the quarter ended June 30, 2017, there were no modifications to the terms or conditions of a share-based payment award.

3. Accrued Liabilities

Accrued expenses and other current liabilities consisted of the following (in thousands):

	June 30, 2017	December 31, 2016
	(unaudited)
Accrued professional fees	$820	$5
Deferred compensation	41	61
Accrued taxes and licenses	31	61
Accrued other	113	43

Total	$1,005	$170

F8

4. Long-term Debt

On June 30, 2017, we drew down a term loan of $5.0 million from the financial institution with whom we had entered into a long-term financing arrangement on December 16, 2016. The loan has an interest-only period that expires on July 1, 2018, at which point we will make thirty consecutive equal monthly payments of principal (each in an amount that will fully amortize the loan), plus accrued interest. Interest accrues at a floating per annum rate equal to the lender’s prime rate minus 1.75%. As a condition to the loan, we agreed to pay a final payment fee of 7.5%, or $375,000, upon repayment of the loan. The final payment fee was recorded in long-term debt with an offsetting reduction in long-term debt and was accounted for as a debt discount.

The obligations under the loan agreement are subject to acceleration upon the occurrence of specified events of default, including a material adverse change in our business, operations or financial or other condition. We assessed the likelihood of the lender accelerating payment of the loan due to a material adverse change in our business, operations or financial or other condition as remote. As such, the loan is classified as a noncurrent liability as of June 30, 2017.

Also, in connection with the drawdown of the loan, we also granted the financial institution 7,069 Series A-1 Preferred Stock warrants at an exercise price of $12.38 per share. The fair value of the warrants was $53,000, determined using the Black-Scholes option-pricing model, and was recorded as a discount to the note and as a warrant liability on the accompanying condensed balance sheets. See Note 7 for further details of these warrants.

The debt discount is being amortized to interest expense using the effective interest method over the repayment term of the initial loan amount. Non-cash interest expense associated with the amortization of the discount was $1,000 for the three and six months ended June 30, 2017. The unamortized discount was $427,000 as of June 30, 2017.

5. Commitments and Contingencies

Operating Lease

On April 1, 2017, we entered into an amendment to our existing lease pursuant to which we agreed to lease additional premises that are adjacent to our existing leased premises for an annual base rent of $38,000. The amendment is effective on April 12, 2017. The amendment does not alter the expiry date of the existing lease which remains December 31, 2019. In May, in connection with our lease, we entered into a line of credit to establish collateral to support the security deposit in an amount of $132,000, which is recorded as restricted cash in the accompanying condensed balance sheets.

6. License and Collaboration Agreement

In October, 2015, we entered into the Collaboration Agreement with Kite to discover and develop protein-based immunotherapies targeting the immune synapse to treat cancer. Under our agreement, we are to perform certain research services and grant to Kite an exclusive license to two programs from our transmembrane immunomodulatory protein (“TIP”) technology, which Kite is planning to further engineer into chimeric antigen receptor (“CAR”) and T cell receptor (“TCR”) product candidates.

Under the terms of the Collaboration Agreement, Kite made an upfront payment to us of $5.5 million, which was initially recorded as deferred revenue. We will also be eligible to receive milestone payments based upon the successful achievement of pre-specified research, clinical, and regulatory milestones totaling $530.0 million plus royalty payments on product sales, if any. Kite will receive an exclusive, worldwide license to research, develop and commercialize engineered autologous T cell therapies incorporating two programs coming from our platform.

We recorded revenue of $738,000 for the three months ended June 30, 2017 and 2016 and $1.5 million for the six months ended June 30, 2017 and 2016.

F9

7. Convertible Preferred Stock

A summary of convertible preferred stock is as follows (amount in thousands, except share and per share amounts):

	June 30, 2017 (unaudited)
	Issued Price per Share	Shares Authorized	Shares Issued and Outstanding	Aggregate Liquidation Preference	Carrying Value
Series Seed	$0.51	5,000,000	2,484,500	$1,250	$1,250
Series A	$5.66	17,081,852	5,481,811	31,000	30,951

Total		22,081,852	7,966,311	$32,250	$32,201

	December 31, 2016
	Issued Price per Share	Shares Authorized	Shares Issued and Outstanding	Aggregate Liquidation Preference	Carrying Value
Series Seed	$0.51	5,000,000	2,484,500	$1,250	$1,250
Series A	$5.66	17,081,852	1,827,270	10,333	10,285

Total		22,081,852	4,311,770	$11,583	$11,535

In April 2016, we issued and sold a further 1,272,064 shares of Series Seed convertible preferred stock and received a total of $640,000.

In June 2016, we issued and sold 1,827,270 shares of Series A convertible preferred stock and received $10.3 million. We incurred $48,000 of issuance costs related to the June 2016 issuance. In March 2017, we issued and sold 707,330 shares of Series A convertible preferred stock and received a total of $4.0 million. In April 2017, prior to the execution and delivery of the Merger Agreement certain holders of our Series A-1 convertible preferred stock purchased 2,947,211 shares of Series A-1 preferred stock for $16.7 million in proceeds.

The rights, preferences and privileges of convertible preferred stock are summarized in our audited financial statements and accompanying notes for the years ended December 31, 2015 and 2016, as filed with the SEC in the Registration Statement.

Liquidation Preference

Upon a liquidation event, as defined in our certificate of incorporation, the holders of convertible preferred stock have a liquidation preference in priority to holders of common stock at $5.66 per share plus any declared but unpaid dividends.

Preferred Stock Warrants

In connection with our draw down of a term loan on June 30, 2017, we granted the lender 7,069 of fully vested Series A-1 preferred stock warrants at an exercise price of $12.38 per share and a term of ten years. The fair value of the warrants was $53,000 and was recorded as a discount to the note and as a warrant liability within the accompanying condensed balance sheets. The warrants are classified as a liability because the underlying to the warrants are puttable shares. The warrant liability is recognized at fair value on a recurring basis, with changes in fair value recorded as other income (expense) in the statements of operations.

The fair value of the warrant liability on June 30, 2017 was determined using the Black-Scholes option-pricing model with the following key assumptions: (1) stock price of $9.64; (2) a risk-free rate of 2.31%; (3) an expected volatility of 78%; and (4) a term of 9.5 years. The warrant liability is a Level 3 fair value measurement, recognized on a recurring basis. Both observable and unobservable inputs are used to determine the fair value of the warrant liability. As a result, the unrealized gains and losses of the warrant liability may include changes in fair value that were attributable to both observable inputs (e.g., changes in market interest rates) and unobservable inputs (e.g., probabilities of the occurrence of an early termination event).

On July 24, 2017, in connection with the merger and conversion of all outstanding Series A-1 preferred stock, the warrants became exercisable for 7,069 fully vested shares of our common stock. As a result of the change in the underlying shares, the warrants will be equity-classified beginning on July 24, 2017. As such, the warrant liability will be remeasured, with changes in fair value through July 24, 2017 recognized within other (income) expense in our condensed statements of operations and the revised warrant liability carrying value will be reclassified to additional paid-in capital within stockholders’ deficit.

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8. Stockholders’ Deficit

Stock Option Activity

A summary of stock option information is as follows:

	Options Outstanding	Weighted- average Exercise Price	Weighted- average Remaining Contract Term (in years)	Aggregate Intrinsic Value (in thousands)
Outstanding at December 31, 2016	520,739	$0.51	9.22	$179

Granted	704,368	$2.65
Exercised	(45,031)	$0.45
Forfeited/Expired	—

Outstanding at June 30, 2017 (unaudited)	1,180,076	$1.79	9.34	$9,407

Vested and expected to vest after June 30, 2017 (unaudited)	1,180,076	$1.79	9.34	$9,407

Exercisable at June 30, 2017 (unaudited)	80,522	$0.38	8.36	$756

Stock-Based Compensation Expense

We use the Black-Scholes option pricing model to estimate the fair value of stock options granted to employees at the grant date. The fair values of stock options granted to employees and the related assumptions used to calculate those fair values are as follows:

	Three Months Ended June 30,		Six Months Ended June 30,
	2017	2016	2017	2016
(unaudited)
Weighted-average estimated fair value	$3.23	$0.42	$3.72	$0.42
Risk-free interest rate	1.90%-1.99%	1.14%-1.68%	1.90%-2.26%	1.14%-1.68%
Expected term of options (in years)	5.69-6.33	5.22-7.00	5.69-6.33	5.22-7.00
Expected stock price volatility	72%-73%	73%-76%	72%-78%	72%-76%
Expected dividend yield	—%	—%	—%	—%

The fair value of each non-employee stock option is estimated at the date of grant using the Black-Scholes option pricing model. Assumptions used in valuing non-employee stock options are generally consistent with those used for employee stock options with the exception that the expected term is over the contractual life.

The aggregate intrinsic value of stock options exercised during the six months ended June 30, 2017 and 2016 was $18,000 and $22,000, respectively. At June 30, 2017, there was $2.7 million of unrecognized compensation cost related to nonvested stock options – which is expected to be recognized over a weighted-average period of 3.4 years.

Stock-based compensation expense is classified in the statements of operations as follows (in thousands):

	Three Months Ended June 30,		Six Months Ended June 30,
	2017	2016	2017	2016
Employee:	(unaudited)
Research and development	$41	$—	$55	$1
General and administrative	190	16	217	41
Non-Employee:
Research and development	13	1	25	2

Total stock-based compensation expense	$244	$17	$297	$44

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Amounts in the above table exclude stock-based compensation expense related to warrants.

Common Stock Warrants issued to Nonemployees for Services Rendered

We issued common stock warrants on two occasions to certain non-employee professional advisers. On each occasion, the warrants were convertible into 12,422 shares of common stock. The warrants that were issued on April 24, 2015, had an exercise price of $0.11 per share, a vesting commencement date of October 1, 2014, and vested ratably over 24 months. These warrants were exercised in full on March 20, 2017. The warrants that were issued on April 12, 2017, have an exercise price of $5.02 per share, a vesting commencement date of March 29, 2017, and vest ratably over 48 months. Stock-based compensation expense related to warrants is included in general and administrative expenses for all periods presented.

9. Related Party Transactions

We have a shared services agreement with Alpine BioVentures GP, LLC, pursuant to which we incurred no costs for the three and six months ended June 30, 2017 and $5,000 and $9,000 for the three and six months ended June 30, 2016, respectively. We had an accrual of $5,000 related to the shared services agreement at December 31, 2016, which was paid in April 2017.

10. Subsequent Events

On July 24, 2017, the Company closed the merger on the terms described in more detail in Note 1. In connection with the merger, Nivalis effected a 1-for-4 reverse stock split of its common stock. Upon the closing of the merger, (1) a wholly-owned subsidiary of Nivalis merged with and into Alpine, with Alpine (renamed as “AIS Operating Co”) remaining as the surviving entity; and (2) Nivalis was renamed as “Alpine Immune Sciences Inc.”

Under the terms of the Merger Agreement, Nivalis issued shares of its common stock to Alpine’s stockholders, at an exchange rate of 0.4969 shares of Nivalis common stock, after taking into account the 1-for-4 reverse stock split, for each share of Alpine’s common stock and preferred stock outstanding immediately prior to the merger. The exchange rate was determined through arms’-length negotiations between Nivalis and Alpine. Nivalis also assumed all of the stock options outstanding under Alpine’s Amended and Restated 2015 Stock Plan (the “Alpine Plan”), as amended and stock warrants for Alpine’s capital stock outstanding immediately prior to the merger, with such stock options and warrants henceforth representing the right to purchase a number of shares of the Nivalis common stock equal to 0.4969 multiplied by the number of shares of Alpine’s common stock or preferred stock previously represented by such options and warrants. Nivalis also assumed the Alpine Plan. Immediately after the merger, there were 13,881,645 shares of Nivalis common stock outstanding. Immediately after the merger, Alpine’s former stockholders, warrantholders and optionholders owned, or held rights to acquire, approximately 74% of the fully-diluted common stock of Nivalis, which for these purposes is defined as the outstanding common stock of Nivalis, plus “in the money” options and warrants to purchase shares of Nivalis’ common stock, assuming that all “in the money” options and warrants of Nivalis outstanding immediately prior to the merger are exercised on a cashless basis immediately prior to the closing of the merger, with Nivalis’ stockholders, optionholders and warrantholders immediately prior to the merger owning, or holding rights to acquire, approximately 26% of the fully diluted common stock of Nivalis. More than 74% of Nivalis’ common stock outstanding immediately after the merger was held by stockholders party to lock-up agreements, pursuant to which such stockholders have agreed, except in limited circumstances, not to sell or transfer, or engage in swap or similar transactions with respect to, shares of Nivalis’ common stock, including, as applicable, shares received in the merger and issuable upon exercise of certain warrants and options, for a period of 180 days following the completion of the merger.

The issuance of shares of Nivalis’ common stock to our pre-existing stockholders was registered with the SEC pursuant to the Registration Statement. Immediately prior to the merger, we issued and sold an aggregate of approximately $17.0 million of shares of our common stock to certain existing stockholders. For accounting purposes, our historical financial statements were not adjusted to reflect the merger, other than adjustments to the capital structure to reflect the historical capital structure of Nivalis. No other adjustments to our assets and liabilities were made as a result of the merger.

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